Exhibit 10.1

National CineMedia, Inc.

6300 S. Syracuse Way, Suite 300

Centennial, Colorado 80111

June 1, 2018

Standard General L.P.

767 Fifth Avenue, 12th Floor

New York, NY 10153

Ladies and Gentlemen:

This letter agreement (this “Agreement”) constitutes the agreement between National CineMedia, Inc., a Delaware corporation (the “Company”), and Standard General L.P., a Delaware limited partnership (the “Investor”). Each of the Company and the Investor is individually a “Party” and collectively, they are the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in paragraph 8 hereof.

1. Board Matters; Board Appointments; Annual Meeting.

(a) The Company has taken all necessary actions to appoint Andrew Glaze (“Glaze”) as a director of the Company as a member of Class II of the Board of Directors of the Company (the “Board”) with the effective date of Glaze’s appointment to be such date within 30 days of the date hereof as shall be selected by Glaze upon written notice to the Company. Upon the effective date of Glaze’s appointment to the Board, Glaze shall be a member of the Compensation Committee of the Board and the Nominating and Governance Committee of the Board, and the Company has taken all necessary actions to so appoint Glaze as a member of the Nominating and Governance Committee and the Compensation Committee.

(b) The Company and the Board shall take all necessary actions to:

(i) nominate Glaze for election to the Board at the 2018 Annual Meeting; provided he irrevocably agrees that, if elected at the 2018 Annual Meeting (and the Charter Amendment Package shall have become effective), he will resign immediately after the 2018 Annual Meeting;

(ii) nominate for election to the Board at the 2018 Annual Meeting an individual (the “Independent Director”) who (i) is designated by the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”); (ii) qualifies as an as an “independent director” under the applicable rules of The NASDAQ Stock Market LLC and (iii) shall have irrevocably agreed that, if elected at the 2018 Annual Meeting (and the Charter Amendment Package shall have become effective), he or she will resign immediately after the 2018 Annual Meeting;

(iii) nominate for election to the Board at the 2018 Annual Meeting an individual who (i) is designated by Cinemark Holdings, Inc., a Delaware corporation (“Cinemark”), pursuant to the Director Designation Agreement, dated February 13, 2007, by and among the Company and the other parties thereto (the “Designation Agreement”), and (ii) shall have irrevocably agreed that, if elected at the 2018 Annual Meeting (and the Charter Amendment Package shall have become effective), he or she will resign immediately after the 2018 Annual Meeting;

(iv) nominate for election to the Board at the 2018 Annual Meeting an individual who (i) is designated by Regal CineMedia Holdings, LLC, a Delaware limited partnership (“Regal”) pursuant to the Designation Agreement; and (ii) shall have irrevocably agreed that, if elected at the 2018 Annual Meeting (and the Charter Amendment Package shall have become effective), he or she will resign immediately after the 2018 Annual Meeting;

(v) subject to paragraph 1(b)(vi) below and paragraph 19 and the Investor’s compliance with paragraph 4(i) hereof, at the 2019 Annual Meeting and each subsequent Annual Meeting during the Standstill Period (as defined below), nominate two individuals designated by the Investor (one of whom, for the avoidance of doubt, may be Glaze) for election to the Board at such Annual Meeting (each of Glaze and any other individual designated by the Investor hereunder, an “Investor Nominee”). Each Investor Nominee shall (A) be subject to the approval of by the Nominating and Governance Committee, provided that the Nominating and Governance Committee shall only be entitled to decline to approve a proposed Investor Nominee for nomination if such proposed Investor Nominee is not reasonably acceptable to the Nominating and Governance Committee in its good faith judgment and the Nominating and Governance Committee determines in good faith that nominating such Investor Nominee would constitute a breach of its fiduciary duties under applicable law; and (B) not serve as a director or officer of any Competitor (the “Director Criteria”). If the Nominating and Governance Committee does not accept an individual designated by the Investor, the Investor will have the right to recommend additional substitute person(s) for consideration by the Nominating and Governance Committee; and

(vi) if and only if the Charter Amendment Package (as defined below) is not validly approved by the Company’s stockholders at the 2018 Annual Meeting, then this Agreement shall immediately terminate and the Parties shall have no further rights or obligation under this Agreement subject to paragraph 19; provided, that Glaze shall not be required to resign as a member of the Board.

(c) Prior to the date hereof, the Board has approved amendments to the Amended and Restated Certificate of Incorporation of the Company, dated February 7, 2007 and as amended April 27, 2011 (the “Charter”) in the form attached hereto as Appendix A (the “Charter Amendment Package”) to effect the following:

(i) to amend Section 5.2 of the Charter to provide that, in the event that two directors designated by Regal (or if only one director designated by Regal is serving on the Board and that director qualifies as an “independent director” under the applicable rules of The NASDAQ Stock Market LLC, such director) or two directors designated by Cinemark (or if only one director designated by Cinemark is serving on the

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Board and that director qualifies as an “independent director” under the applicable rules of The NASDAQ Stock Market LLC, such director) vote against any of the actions set forth in Section 5.2 of the Charter, the Company shall be prohibited from taking any such action and, in its capacity as manager of National CineMedia, LLC (“NCM LLC”), shall be prohibited from authorizing or permitting NCM LLC to take any such action, and such actions shall not otherwise require the approval of 90 percent of the directors then in office (or if the Board has fewer than ten directors, the approval of 80 percent of the directors then in office);

(ii) to amend Section 5.1(a) of the Charter, effective as of immediately following the 2018 Annual Meeting, to provide that the number of directors constituting the entire Board shall be not more than eleven (11) directors; provided that upon the effectiveness of such amendment to the Charter, the Board shall amend Section 3.02 of the Amended and Restated Bylaws of the Company to establish that the number of directors of the Company shall not be more than nine (9) unless an individual designated by the Investor pursuant to paragraph 1(b)(v) hereof is not nominated, appointed or elected to the Board under circumstances in which the Company is required to nominate or appoint such individual in accordance with the terms hereof; and

(iii) to amend Section 5.1(b) of the Charter, effective as of immediately following the 2018 Annual Meeting, to eliminate the classification of directors and to provide that all directors will hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal.

(d) If the Company’s stockholders validly approve the Charter Amendment Package at the 2018 Annual Meeting, each Class I director has irrevocably agreed that he or she will resign immediately after the 2018 Annual Meeting and the Company agrees that the Board and all applicable committees of the Board will take all action necessary to appoint each such Class I director and each Class II director who was elected at the 2018 Annual Meeting, and agreed to resign pursuant to paragraphs 1(b)(i)-(iv), to fill the vacancies created by their respective resignations.

(e) In connection with the 2018 Annual Meeting, the Company agrees that the Board and all applicable committees of the Board shall take all actions necessary to (A) recommend that the Company’s stockholders vote in favor of the election of each of the Company’s nominees (including Glaze, the Independent Director, the designee of Cinemark and the designee of Regal), (B) present the Charter Amendment Package to the Company’s stockholders for their approval and recommend that the Company’s stockholders vote in favor of the Charter Amendment Package, (C) solicit proxies for each of the Company’s nominees (that is, Glaze, the Independent Director, the designee of Cinemark and the designee of Regal) in the same manner and in favor of the Charter Amendment Package, (D) cause all Company Shares represented by proxies granted to it (or to the officers, directors or representatives named as proxies on the proxy card used by the Company) to be voted in favor of each of the Company’s nominees (including Glaze, the Independent Director, the designee of Cinemark and the designee of Regal) and in favor of the Charter Amendment Package, and (E) support Glaze for election in a manner substantially similar to the manner in which the Company supports its other nominees.

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If the Company stockholders approve the Charter Amendment Package, then, promptly after such approval, the Company shall take such actions, and make such filings, as shall be necessary to cause the Charter Amendment Package to become effective and to make all necessary conforming changes to the bylaws of the Company.

(f) In connection with the 2019 Annual Meeting and each subsequent Annual Meeting occurring during the Standstill Period, the Company agrees that the Board and all applicable committees of the Board shall take all actions necessary to (A) recommend that the Company’s stockholders vote in favor of the election of each Investor Nominee, (B) solicit proxies for each Investor Nominee, (C) cause all Company Shares represented by proxies granted to it (or to the officers, directors or representatives named as proxies on the proxy card used by the Company) to be voted in favor of each Investor Nominees, and (D) support each Investor Nominee, as applicable, for election in a manner substantially similar to the manner in which the Company supports its other nominees.

(g) At the request of the Company, the Investor shall cause each Investor Nominee to resign as a member of the Board and all committees thereof on the earlier of the date that (x) the Investor’s aggregate beneficial ownership of Company Shares decreases to less than 7,900,361 (the “Minimum Ownership Level”), subject to adjustment for any stock split, stock dividend, reverse stock split or similar transaction after the date hereof (or such later date as specified by the Company), or (y) a court of competent jurisdiction finally determines that the Investor has not cured a material breach of this Agreement after at least fifteen (15) calendar days following the date that the Board delivers a written notice to the Investor that the Investor has materially breached this Agreement, describing such breach in reasonable detail (a “Material Breach”). Prior to the designation of any Investor Nominee to the Board, such Investor Nominee shall deliver to the Company an irrevocable resignation letter pursuant to which the resignation of such Investor Nominee from the Board and all applicable committees thereof may be accepted by the Board if at any time the Investor fails to maintain the Minimum Ownership Level or a court of competent jurisdiction finally determines a Material Breach has occurred. The Investor shall promptly (and in any event within five (5) business days) inform the Company in writing if at any time the Investor has failed to maintain the Minimum Ownership Level.

(h) During the Standstill Period, (i) except as contemplated by the amendment to the Amended and Restated Bylaws described in paragraph 1(c)(ii) hereof, the Board shall consist of not more than nine (9) directors, (ii) the Board shall not take any action to amend the Charter or the Amended and Restated Bylaws of the Company if such amendment would be inconsistent with any provision of this Agreement, and (iii) the Board shall not take any action to amend the Company’s Statement of Policy with Respect to Related Party Transactions.

(i) The Investor hereby withdraws the notice of stockholder nominations dated January 25, 2018, as amended or supplemented from time to time.

(j) During the Standstill Period, the Audit Committee of the Board shall include at least one director who is neither an Investor Designee nor designated by Regal or Cinemark pursuant to the Designation Agreement.

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2. Vacancies. If at any time during the Standstill Period (as defined below) any Investor Nominee (x) resigns, is removed or is otherwise unable or unwilling to serve as a director, or (y) is not elected as a director at any Annual Meeting at which such Investor Nominee is a nominee (or required to be a nominee) for election in accordance with paragraphs 1(b)(i) or 1(b)(v) hereof, and, as a result, is not a director of the Company, then in each such case, the Investor shall have the right to designate another person (each, an “SG Replacement Designee”) to serve as a director in place of such Investor Nominee; provided, that any such person is reasonably acceptable to the Nominating and Governance Committee in its good faith judgment after exercising its fiduciary duties and any such person otherwise satisfies the Director Criteria. If the Nominating and Governance Committee does not accept an SG Replacement Director recommended by the Investor, the Investor will have the right to recommend additional substitute person(s) for consideration by the Nominating and Governance Committees. Reasonably promptly after any SG Replacement Designee has been designated by the Investor and approved by the Nominating and Governance Committee in accordance herewith (taking into account the Company’s director review process, which the Company shall commence promptly upon such designation by the Investor), the Board will appoint such SG Replacement Designee as a director of the Company. For the avoidance of doubt, the Board shall vote on the appointment of such SG Replacement Designee no later than five (5) business days after the designation of such SG Replacement Designee and neither the Nominating and Governance Committee nor the Board shall reject the SG Replacement Designee unless such SG Replacement Designee fails to satisfy the criteria set forth in the proviso in the first sentence of this paragraph 2. Upon becoming a director nominee or member of the Board, as applicable, the SG Replacement Designee shall be treated as, and shall be subject to the terms and conditions hereunder applicable to, an Investor Nominee. It is understood that no person may be an Investor Nominee unless he or she (x) delivers to the Company an irrevocable resignation letter executed in accordance with paragraph 1(g) hereof and (y) enters into a confidentiality agreement having substantially the same terms as any confidentiality agreement entered into by the previous Investor Nominee. All Investor Nominees will be required to execute standard confidentiality agreements to the extent that other directors of the Company are required to do so (provided that the Company agrees that any Investor Nominee may provide confidential information of the Company which he or she learns in his or her capacity as a director of the Company to the Investor and its Affiliates, so long as the Investor and such Affiliates and the Company have entered into a confidentiality agreement with customary terms that are substantially similar to and no more restrictive than the confidentiality obligations of Regal and Cinemark towards the Company in effect as of the date hereof).

3. Rights and Obligations of Elected Investor Nominee. The Parties agree that each Investor Nominee, upon election to the Board, shall (a) be governed by the Corporate Governance Guidelines, other policies of the Company applicable to other independent directors and the related obligations regarding confidentiality, conflicts of interest, related-party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, and director resignation policies and (b) have the same rights and benefits, including with respect to insurance, indemnification, and reimbursable expenses, as are applicable to all independent directors of the Company, with the exception that any Investor Nominee who is an employee of the Investor shall not be compensated by the Company for his or her service on the Board (but, for the avoidance of doubt, shall be have the same rights and benefits with respect to insurance, indemnification, and reimbursable expenses). During the Standstill Period, unless not in

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compliance with applicable SEC rules and regulations or stock exchange regulations, the Company agrees that (i) the Investor Designees will be eligible for election by the Board to each of the Board’s committee, and (ii) the Board and all applicable committees of the Board shall take all action necessary to appoint one Investor Designee to any committee of the Board on which Investor has requested Investor Designee participation, other than the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. During the Standstill Period, the Company shall send copies of all written materials distributed to the members of each committee to every director then in office. Neither the Board nor any committee of the Board shall take any action to exclude any Investor Nominee from any meeting or deliberations of the Board or any Board committee of which such Investor Nominee is a member, other than in the case of any conflict of interest (in which case the Company shall notify the Investor Nominee(s), in advance in writing of the basis for excluding the Investor Nominee(s) from such meeting or deliberations, it being understood that nothing in this Agreement shall impose restrictions in addition to those contained in applicable law or stock exchange regulations or set forth in the Company’s Statement of Policy with Respect to Related Party Transactions as in effect on the date hereof (a true and complete copy of which has been provided to the Investor) regarding the participation of any Investor Nominee in any vote of directors or members of a committee of which such Investor Nominee is a member).

4. Investor Support of Board Actions. During the Standstill Period, the Investor and its Affiliates shall cause all Company Shares or any rights, warrants, options or other securities convertible into or exchangeable for shares of Company Shares for which they have the right to vote to be present for quorum purposes and to be voted at any meeting of stockholders or at any adjournments or postponements thereof, and to consent in connection with any action by consent in lieu of a meeting, (i) in favor of each director nominated and recommended by the Board for election at any such meeting (provided the Company and the Board have complied with the obligations under paragraphs 1(b)(i) and 1(b)(v)), (ii) in favor of the Charter Amendment Package, (iii) in accordance with the recommendations of the Board on all routine proposals of the types specified in Rule 14a-6(a)(2) promulgated by the SEC under the Exchange Act, (iv) in accordance with the recommendations of the Board on all proposals of the type specified in Rule 14a-6(a)(5); provided that Institutional Shareholder Service recommends that stockholders vote in favor of such proposals, and (iv) against any shareholder nominations for director which are not approved and recommended by the Board for election at any such meeting and against any proposals or resolutions to remove any member of the Board (provided the Company and the Board have complied with the obligations under paragraphs 1(b)(i) and 1(b)(v)). The Investor and its Affiliates hereby irrevocably constitutes and appoints the Company, with full power of substitution, for and in the name, place and stead of the Investor or its Affiliates as his, her, or its true and lawful proxy and attorney-in-fact to vote at the 2018 Annual Meeting, all of the Company Shares owned by the Investor its Affiliates, in accordance with the terms of this paragraph 4, and grants the Company the right to represent and otherwise act as the Investor or its Affiliates could act, in the same manner and with the same effect as if the Investor or its Affiliates was personally present at the 2018 Annual Meeting, or any adjournment thereof, in accordance with respect to the items contemplated by this paragraph 4. The proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by applicable law.

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5. Company Press Release and SEC Filings. Promptly following the execution and delivery of this Agreement (but in any event within one (1) business day after the date hereof), the Company shall issue a press release disclosing entry by the Parties into this Agreement and the appointment of Glaze to the Board, which press release shall be reasonably satisfactory to the Investor (the “Company Press Release”). Each Party shall not, and shall cause its Affiliates and its and their respective principals, directors, members, general partners, officers, employees, agents and other representatives (such persons, collectively, a Party’s “Representatives”) not to, make any statement about this Agreement or the matters contemplated hereby that is inconsistent with the Company Press Release. The Investor shall not, and shall cause its Representatives not to, issue any press release disclosing the execution of this Agreement. Additionally, promptly following the execution and delivery of this Agreement, the Company shall file a Current Report on Form 8-K (the “Company 8-K”), which shall report the entry into this Agreement. The Investor shall promptly prepare and file an amendment to the Schedule 13D with respect to the Company filed by the Investor (such amendment, the “Schedule 13D/A”) disclosing their entry into this Agreement and amending the Schedule 13D, as appropriate. Each of the Company 8-K and the Schedule 13D/A shall be consistent with the Company Press Release and the terms of this Agreement. The Company 8-K and the Schedule 13D/A (and the portions of any proxy statement of the Company that reference this Agreement or an Investor Nominee) shall be in form and substance reasonably acceptable the Company and the Investor.

6. Standstill. During the Standstill Period, the Investor shall not, and shall cause its Affiliates (collectively, “Restricted Persons”) not to, directly or indirectly, absent prior express written invitation or authorization by the Board:

(a) solicit proxies, designations or written consents of shareholders, or conduct any binding or nonbinding referendum with respect to Company Shares, or encourage or participate in any campaign to withhold proxies or votes for director nominees recommended by the Board, or make or in any way participate in any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act (but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) from the definition of “solicitation”) to vote or withhold the vote of any Company Shares with respect to any matter, or become a “participant” in any contested solicitation for the election of directors with respect to the Company (as such terms are defined or used in the Exchange Act and the rules promulgated thereunder), other than solicitations or acting as a “participant” in support of the recommendations of the Board;

(b) (i) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board (other than as expressly contemplated by paragraphs 1(b)(i), 1(b)(v) and 2), (ii) seek, alone or in concert with others, the removal of any member of the Board, except as expressly set forth herein, or (iii) seek to call, request the call, join with any other stockholder in a request to call or call, a special meeting of the Company’s stockholders;

(c) form, join, or in any other way participate in, a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Company Shares, or deposit any Company Shares in a voting trust or similar arrangement, or subject any Company Shares to any voting agreement or pooling arrangement, or grant any proxy, designation or consent with respect to any Company Shares

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(other than to a designated representative of the Company pursuant to a proxy or consent solicitation on behalf of the Board), other than solely with one or more Affiliates of Investor with respect to the Company Shares acquired in compliance with paragraph (e) below or to the extent such a group may be with the Company or any of its Affiliates (it being understood that the holding by persons or entities of Company Shares in accounts or through funds not managed or controlled by the Investor or any Investor Affiliate shall not give rise to a violation of this paragraph 6(c) solely by virtue of the fact that such persons or entities, in addition to holding such shares in such manner, are investors in funds and accounts managed by the Investor or any of its Affiliates and, in their capacity as such, are or may be deemed to be members of a “group” with the Investor within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Shares; provided there does not exist as between such persons or entities, on the one hand, and the Investor or any of its Affiliates, on the other hand, any agreement, arrangement or understanding with respect to any action that would otherwise be prohibited by this paragraph 6(c));

(d) make or be the proponent of any nomination or stockholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise), or encourage any nomination or stockholder proposal, at any meeting of the Company stockholders or in connection with any action in lieu of a meeting (other than as expressly contemplated by paragraphs 1(b)(i), 1(b)(v) and 2);

(e) acquire, or offer, seek or agree to acquire, by purchase or otherwise, Economic Ownership of any Company Shares or a Synthetic Long Position with regard to Company Shares if, in any such case, immediately after taking such action, the Investor together with its Affiliates, would, in the aggregate, (i) Economically Own more than 30.0% of the then outstanding Company Shares or (ii) have a Total Net Long Position relating to a number of Company Shares greater than 30.0% of the then outstanding Company Shares;

(f) propose, offer or participate in (i) any effort to acquire the Company or any of its subsidiaries or any material assets or operations of the Company or any of its subsidiaries, (ii) any effort to engage in a transaction or enter into any agreement that would result in Economic Ownership by any person or entity or group (as defined in Section 13(d)(3) of the Exchange Act) of more than 30% of the outstanding Company Shares at any time or outstanding voting power of the Company at any time, (iii) any tender offer, exchange offer, merger, acquisition, share exchange or other business combination involving the Company or any of its subsidiaries, (iv) any effort with respect to share repurchases, dividends or self-tenders, other than as recommended by the Company, (v) any plan or proposal that would relate to any of the items listed in Item 4 of Schedule 13D promulgated under the Exchange Act (except as contemplated hereby), or (vi) any recapitalization, restructuring, liquidation, disposition, dissolution or other extraordinary transaction involving the Company, any of its subsidiaries or any material portion of their businesses;

(g) engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including without limitation any put or call option or “swap” transaction with respect to any security (other than a broad based market basket or index) or other Synthetic Short Position) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;

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(h) seek to advise, encourage, support or influence any person with respect to the voting, giving or withholding of any proxy, consent, or other authority with respect to the Voting Securities of the Company (except that nothing herein shall restrict the Investor or its Affiliates from providing such advice, encouragement, support or influence (i) that is consistent with the Company’s recommendations on such matters or (ii) voting, giving or withholding of any proxy, consent, or other authority on matters with respect to which the Investor is not required by Paragraph 4 to vote in a specified manner);

(i) publicly disclose, or cause or facilitate the public disclosure (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to obtain any waiver, consent under, or amendment of, any of the provisions of paragraph 4 or paragraph 6 hereof, or otherwise (i) publicly seek in any manner to obtain any waiver, consent under, or amendment of, any provision of this Agreement or (ii) bring any action or otherwise act to contest the validity or enforceability of paragraph 4 or paragraph 6 hereof or publicly seek a release from the restrictions or obligations contained in paragraph 4 or paragraph 6;

(j) make or issue or cause to be made or issued any public disclosure, announcement or statement (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) (i) in support of any solicitation described in paragraph (a) above (other than solicitations on behalf of the Board), or (ii) in support of any matter described in paragraph (b) or paragraph (d) above;

(k) make any request for stockholder list materials of the Company under Section 220(b) of the Delaware General Corporation Law or otherwise; or

(l) enter into any discussions, negotiations, agreements or understandings with any person or entity with respect to the foregoing, or advise, assist, encourage, support or seek to persuade others to take any action with respect to any of the foregoing, or act in concert with others or as part of a group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, nothing in this paragraph 6 shall prohibit or restrict (x) any Investor Nominee acting in his or her capacity as a director of the Company or member of a Committee of the Board from engaging in private discussions with the Board, any Committee, any director or member of the Company management or from requesting or receiving access to any documents or information to which a director or member of a Committee is entitled under applicable law or (y) the Investor or its Representatives from (i) communicating privately with the Board or any of the Company’s officers regarding any matter in a manner that does not otherwise violate this paragraph 6, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications (including, without limitation, in any document or report filed with the SEC),

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(ii) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Investor or any of its Affiliates in a manner that does not otherwise violate this paragraph 6 or (iii) communicating with its investors. Except as expressly provided in paragraph 4, each of the Investor and its Affiliates shall be entitled to vote Company Shares beneficially owned by it as it determines in its sole discretion and or tender Company Shares in any tender offer or exchange offer. Notwithstanding anything to the contrary in this Agreement, nothing in this paragraph 6 shall limit the exercise in good faith by an Investor Nominee of such person’s duties or rights in such person’s capacity as a director of the Company in accordance with their fiduciary duties.

7. Securities Law Acknowledgement. The Investors hereby acknowledge that they and their Affiliates are aware that United States securities laws may restrict any person who has material, non-public information about a company from purchasing or selling any securities of such company while in possession of such information.

8. Defined Terms. As used in this Agreement:

(a) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and shall include persons who become Affiliates of any person subsequent to the date of this Agreement; provided, that “Affiliates” of a person shall not include any entity solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity or unless such person or any of its Affiliates have made non-public information about the Company available to such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act). For the purposes of this Agreement, (i) the Investor and the Company shall not be deemed to be Affiliates of each other, and (ii) neither Regal, Cinemark nor American Multi-Cinema, Inc. (“AMC”) (nor any of the entities controlling, controlled by or under common control with Regal, Cinemark or AMC) shall be deemed to be an Affiliate of the Company;

(b) “Annual Meeting” shall mean the annual meeting of stockholders of the Company or any special meeting of stockholders held in lieu of an annual meeting, and any reference to an Annual Meeting preceded by a calendar year (e.g., “2018”) shall mean the Annual Meeting to occur during such calendar year;

(c) “beneficially own,” “beneficially owned” and “beneficial ownership” shall have the meaning set forth in Rules 13d-3 and 13d-5(b)(l) promulgated under the Exchange Act;

(d) “business day” shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed;

(e) “Company Shares” means shares of common stock of the Company, par value $0.01 per share;

(f) “Competitor” means any other entity primarily engaged in a business similar to the Company’s media advertising business;

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(g) “controlled,” “controlling” and “controlled by” shall have the meanings set forth in Rule 12b-2 promulgated under the Exchange Act;

(h) The terms “Economic Owner,” “Economically Own” and “Economic Ownership” shall have the same meanings as “Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” except that a person will also be deemed to “Economically Own,” to be the “Economic Owner” and to have “Economic Ownership” of (i) all Company Shares which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all Company Shares in which such person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of shares of Common Stock;

(i) “person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure;

(j) “SEC” means the United States Securities and Exchange Commission;

(k) “Standstill Period” means the period from the date of this Agreement until the earliest to occur of (x) the 2018 Annual Meeting if the Charter Amendment Package is not validly approved by the Company’s stockholders at the 2018 Annual Meeting and (y) 30 days prior to the deadline for stockholder nominations and proposals to be voted on at the Company’s 2022 Annual Meeting (but in any event no later than February 28, 2022) (the ‘Termination Time”); provided that if (I) an Investor Nominee required to be nominated for election at any Annual Meeting pursuant to paragraphs 1(b)(i) or 1(b)(v) hereof fails to be elected to the Board at such Annual Meeting and, as a result, is not a director of the Company, and the Investor has complied with paragraph 4(i) hereof, (II) the Investor shall have designated a SG Replacement Designee for such Investor Nominee that satisfies the criteria set forth in the proviso in the first sentence of paragraph 2, and (III) the Board shall have failed to appoint such SG Replacement Designee as a director within five (5) business days after the Investor shall have designated such SG Replacement Designee, the Investor may thereafter elect to terminate the Standstill Period by delivery of a written notice of termination to the Company (it being agreed and understood that such termination right shall be in addition to, and shall not limit the Investor’s ability to exercise any other rights or remedies to which the Investors are entitled hereunder as a result of such failure); and provided further that the Standstill Period shall be suspended in the times the Investor’s aggregate beneficial ownership of Company Shares decreases to less than the Minimum Ownership Level (and, for the sake of clarity, the Standstill Period (and the obligations of the Company and the Board under paragraphs 1(b)(i), 1(b)(v) and 2) shall automatically resume upon the Investor’s aggregate beneficial ownership of Company Shares equaling or exceeding the Minimum Ownership Level, until the Investor’s aggregate beneficial ownership of Company Shares once again decreases to less than the Minimum Ownership Level or until the Termination Time);

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(l) “Synthetic Long Position” shall mean any transaction involving any option, warrant, convertible security, stock appreciation right, or other security, contract right or derivative position or similar right (including any “swap” transaction with respect to any security, other than a broad based market basket or index), whether or not presently exercisable, that has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the Voting Securities or a value determined in whole or in part with reference to, or derived in whole or in part from, the value of the Voting Securities and that increases in value as the market price or value of the Voting Securities increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the Voting Securities, in each case regardless of whether (i) such derivative conveys any voting rights in such Voting Securities to such person or any of such person’s Affiliates, (ii) such derivative is required to be, or capable of being, settled through delivery of such securities or (iii) such person or any of such person’s Affiliates may have entered into other transactions that hedge the economic effect of such derivative;

(m) “Synthetic Short Position” shall mean any transaction involving any option, warrant, convertible security, stock appreciation right, or other security, contract right or derivative position or similar right (including any “swap” transaction with respect to any security, other than a broad based market basket or index), whether or not presently exercisable, that has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the Voting Securities or a value determined in whole or in part with reference to, or derived in whole or in part from, the value of the Voting Securities and that increases in value as the market price or value of the Voting Securities decreases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any decrease in the value of the Voting Securities, in each case regardless of whether (i) such derivative conveys any voting rights in such Voting Securities to such person or any of such person’s Affiliates, (ii) such derivative is required to be, or capable of being, settled through delivery of such securities or (iii) such person or any of such person’s Affiliates may have entered into other transactions that hedge the economic effect of such derivative;

(n) “Synthetic Net Long Position” shall mean the excess, if any, of a person’s Synthetic Long Position over such person’s Synthetic Short Position;

(o) “Total Net Long Position” shall mean, without duplication, the sum of a person’s (i) beneficial ownership of Voting Securities and (ii) Synthetic Net Long Position in Voting Securities; and

(p) “Voting Securities” shall mean the Company Shares and any other securities of the Company entitled to vote in the election of directors.

9. Investor Representations.

(a) The Investor represents, warrants and agrees that (i) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such Investor, enforceable against it in accordance with its terms; (ii) the Investor has not provided or agreed to provide, and will not provide, any compensation in cash or otherwise to any Investor Nominee in connection with such Investor Nominee’s nomination and appointment to, or service on, the Board (other than any such Investor Nominee’s regular compensation as an employee of the Investor), (iii) this Agreement and the performance by Investor of its obligations hereunder do not require approval by any owners or holders of any equity interest in the Investor (except as

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has already been obtained) and (iv) this Agreement and the performance by the Investor of its obligations hereunder do not and will not violate any law or any order of any court or other agency of government, each as in effect on the date hereof, or the Investor’s governing documents, or any provision of any agreement or other instrument to which the Investor or any of its property or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both), a default under any such agreement or instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or instrument.

(b) The Investor hereby represents and warrants to the Company that, as of the date hereof, (i) it and its Affiliates are, collectively, the Economic Owners of such number of shares of Company Shares as is accurately and completely set forth (including, without limitation, as to the form of ownership) on Schedule 1 hereto, and none of the Investor or its Affiliates Economically Own any other securities of the Company, and (ii) it and its Affiliates are, collectively, Total Net Long Position to 14,387,113 Company Shares. During the Standstill Period (as defined below), the Investor shall promptly (and in any event within three (3) business days) notify the Company in writing (a) upon the Investor’s aggregate beneficial ownership of Company Shares falling below 10% of the Company Shares outstanding as of the date hereof, subject to adjustment for any stock split, stock dividend, reverse stock split or similar transaction after the date hereof (or such later date as specified by the Company) and (b) upon the Investor together with its Affiliates, in the aggregate, Economically Owning more than 30.0% of the then outstanding Company Shares or having a Total Net Long Position relating to a number of Company Shares greater than 30.0% of the then outstanding Company Shares. At any time during the Standstill Period, the Investor shall, upon written request of the Company (which request shall not be made more than twice during any quarterly period), promptly (and no later than five (5) business days after the request is received) provide the Company with a written report specifying the number of Common Shares Economically Owned, in the aggregate, by the Investor together with its Affiliates, as of the close of business on the date immediately preceding the receipt of such request.

10. Company Representations. The Company represents and warrants solely as to itself that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against it in accordance with its terms; and (b) this Agreement and the performance by the Company of its obligations hereunder do not and will not violate any law or any order of any court or other agency of government, each as in effect on the date hereof or the Company’s governing documents, or any provision of any agreement or other instrument to which the Company or any of its property or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both), a default under any such agreement or instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or instrument.

11. Specific Performance; Remedies.

(a) Each Party hereto acknowledges and agrees, on behalf of itself and its Affiliates, that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof,

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(a) the non-breaching Party shall be entitled to seek injunctive and other equitable relief, without proof of actual damages; (b) the breaching Party shall not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching Party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching Party. Such remedies shall not be the exclusive remedies for a breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

(b) Notwithstanding any other paragraph in this Agreement and without limiting any other remedies the Company may have in law or equity, in the event that a court of competent jurisdiction finally determines that the Investor shall have materially breached this Agreement and shall not have cured such breach within fifteen (15) calendar days following receipt of written notice describing such breach in reasonable detail from the Company, each Investor Designee shall, upon the written request of the Board, resign as a member of the Board and each committee of the Board, such resignation to be effective as of the time the Board has delivered such request to the Investor.

12. Miscellaneous. This Agreement (including its exhibits and schedules) together with any confidentiality agreements entered into by any Investor Designee constitutes the only agreement between the Investors and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Any purported transfer requiring consent without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Parties hereto. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13. Validity. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

14. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any

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state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and the appellate courts therefrom). Each of the Parties hereto hereby irrevocably submits, with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties irrevocably agrees to expedited adjudication, by the courts specified in this paragraph 14, of any dispute regarding the interpretation or enforcement of this Agreement.

15. No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns and shall not be enforceable by any other person.

16. Notice. All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, shall be in writing and shall be deemed validly given, made or served when delivered in person, by electronic mail, by overnight courier or two (2) business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

If to the Company to:

National CineMedia, Inc.

6300 S. Syracuse Way, Suite 300

Centennial, Colorado 80111

Attn: General Counsel

E-mail: legal@ncm.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

1601 Wewatta Street, Suite 900

Denver, Colorado 80202

Attn: Paul Hilton, Esq. and David R. Crandall, Esq.

E-mail: paul.hilton@hoganlovells.com and david.crandall@hoganlovells.com

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If to the Investor:

Standard General LP

767 Fifth Avenue, 12th Floor

New York, NY 10153

Attn: General Counsel

E-mail: Legal@standgen.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attn: Philip Richter, Esq. and Warren S. de Wied, Esq.

E-mail: philip.richter@friedfrank.com and warren.dewied@friedfrank.com

At any time, any Party may, by notice given in accordance with this paragraph 16 to the other Party, provide updated information for notices hereunder.

17. Expenses. All fees, costs and expenses, including, without limitation, attorneys’ fees, incurred by each of the Parties in connection with the matters contemplated by this Agreement shall be borne by the Party incurring such fees, costs or expenses.

18. Representation by Counsel. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution and delivery of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

19. Term. This Agreement (i) may be terminated at any time by mutual written consent of the Company and the Investor, and (ii) will terminate automatically upon the termination, but not upon the suspension, of the Standstill Period. This Agreement will also terminate in accordance with paragraph 1(b)(vi). In the event of any termination of this Agreement as provided in the prior sentence, the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party hereto with respect thereto, except that in the event of a termination in accordance with paragraph 1(b)(vi), the proviso set forth therein shall remain in full force and effect and except that in all cases each of paragraphs 11-19 and paragraphs 21 and 22 shall remain in full force and effect; provided, that no Party hereto shall be released from a willful breach of any provision of this Agreement.

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20. Non-disparagement. During the Standstill Period, neither the Investor nor any Investor Designee shall, and the Investor shall cause its Affiliates not to, make, or cause to be made, any comments or statements by press release or similar public statement to the press or media, or in any SEC filing, any statement or announcement that is negative with respect to or disparages, the Company, partners, officers, directors or employees or the Company’s businesses, operations, strategic plans or strategic direction. During the Standstill Period, neither the Company, its Affiliates nor any of their respective officers, directors or employees shall, make, or cause to be made, by press release or similar public statement, including to the press or media or in an SEC filing, any statement or announcement that is negative with respect to or disparages, the Investor, any Investor Designee or any Investor Affiliates. The foregoing shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or if the comments or statements of the type covered by this paragraph 20 are required to be made by law or regulation by either Party.

21. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH 21.

22. Counterparts. This Agreement may be executed by the Parties in separate counterparts (including by fax, jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature pages follow.]

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If the terms of this Agreement are in accordance with your understanding, please sign below, whereupon this Agreement shall constitute a binding agreement among us.

Very truly yours,

NATIONAL CINEMEDIA, INC.

By:	/s/ Andrew J. England
Name: Andrew J. England
Title: Chief Executive Officer

[Signature Page to Letter Agreement]

Accepted and agreed to as of the date first written above:

STANDARD GENERAL L.P.

By:	/s/ Soohyung Kim
	Name:	Soohyung Kim
	Title:	Chief Executive Officer

[Signature Page to Letter Agreement]

APPENDIX A

CHARTER AMENDMENT

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NATIONAL CINEMEDIA, INC.

National CineMedia, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), hereby certifies that:

A.	The name of the Corporation is National CineMedia, Inc. The Corporation was originally incorporated under the name National CineMedia, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 5, 2006.

B.	This Second Amended and Restated Certificate of Incorporation (this “Certificate”), which amends and restates the original Certificate of Incorporation, as heretofore amended and restated, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

C.	The text of the Certificate of Incorporation of the Corporation, as heretofore amended and restated, is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the Corporation is National CineMedia, Inc.

ARTICLE II

REGISTERED ADDRESS, AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at that address is Corporation Trust Company.

ARTICLE III

PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV

CAPITAL, VOTING, CONVERSION

Section 4.1    Authorized Shares. The total number of shares of capital stock that the Corporation shall have authority to issue is 185,000,000, which shall be divided into the following classes:

(a)    175,000,000 shares shall be of a class designated Common Stock, par value $0.01 per share (“Common Stock”); and

(b)    10,000,000 shares shall be of a class designated Preferred Stock, par value $0.01 per share (“Preferred Stock”).

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding and the number then reserved for issuance upon the exercise, conversion or exchange of Rights (including, without limitation, Membership Units)) by an amendment to this Certificate approved by the affirmative vote of the holders of a majority of the outstanding Common Stock (and any other class or series of stock entitled to vote with the Common Stock).

Section 4.2    Voting Power of Common Stock. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders of the Corporation on which holders of Common Stock are entitled to vote. Except as may otherwise be required by the DGCL, by the provisions of this Certificate or any Preferred Stock Designation, the holders of outstanding shares of Common Stock, and the holders of outstanding shares of each series of Preferred Stock entitled to vote thereon, if any, shall vote as one class with respect to all matters to be voted on by the stockholders of the Corporation, and no separate vote or consent of the holders of shares of Common Stock or the holders of shares of any series of Preferred Stock, if any, shall be required for the approval of any such matter.

Notwithstanding the foregoing and provided that the subject matter being voted thereon does not adversely affect the rights, powers or preferences of the Common Stock, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote exclusively thereon pursuant to this Certificate (including any Preferred Stock Designation).

Section 4.3    Exchange Rights.

(a)    The LLC shall be entitled to exchange Membership Units, at any time and from time to time, on a one-for-one basis, into the same number of fully paid and non-assessable shares of Common Stock as may be required for the LLC to meet an obligation under the LLC Agreement to redeem Membership Units, subject to the Corporation’s right to elect a Cash Settlement. The LLC’s right to exchange Membership Units, and the Corporation’s obligations under this Section 4.3, shall be subject to the delivery of written notice (the “Redemption Notice”) by a Member to the LLC and the Corporation of such Member’s intent to cause the LLC to redeem all or a portion of the Membership Units held by such Member. The date specified in the Redemption Notice as the date that the LLC shall redeem the Membership Units shall also be the date (the “Exchange Date”) on which the exchange of Membership Units for shares of Common Stock shall occur. The number of Membership Units that the LLC shall issue and deliver to the Corporation for exchange on the Exchange Date pursuant to this Section 4.3 (the “Exchanged Units”) shall be equal to the number of Membership Units specified in the Redemption Notice to be redeemed by the LLC.

(b)    Upon receipt of the Redemption Notice, the Corporation, in its sole discretion, may elect to deliver shares of Common Stock equal to the number of Exchanged Units (the “Share Settlement”), or may, in lieu of exchanging Common Stock for Exchanged Units, make a cash payment to the LLC in an amount equal to the number of Exchanged Units multiplied by the applicable Exchange Price (the “Cash Settlement”). Within three (3) Business Days of receipt of the Redemption Notice, the Corporation shall deliver written notice to the LLC (with a copy to the holder of Membership Units exercising its right to cause the LLC to redeem all or a portion of its Membership Units) of its intended settlement method (the “Settlement Notice”). If a Settlement Notice is not delivered within such three (3) day period, the Corporation shall be deemed to have elected a Share Settlement. If the Corporation elects to satisfy its exchange obligation through a Cash Settlement, then the holder of Membership Units exercising its right to cause the LLC to redeem all or a portion of its Membership Units may retract its Redemption Notice by delivering written notice of retraction (the “Retraction Notice”) to the LLC (with a copy to the Corporation) within two (2) Business Days of delivery of the Settlement Notice. If the Corporation elects to satisfy its exchange obligation through a Cash Settlement, the Corporation will sell to a third party a number of shares of Common Stock equal to the number of Exchanged Units and shall assure that the number of outstanding shares of Common Stock will equal on a one-for-one basis the number of Membership Units owned by the Corporation. Any Redemption Notice, Settlement Notice or Retraction Notice delivered by or to the Corporation may be delivered by hand or sent by facsimile, electronic mail or nationally recognized overnight delivery service and shall be deemed given when received if delivered on a Business Day during normal business hours of the recipient or, if not so delivered, on the next Business Day following receipt or delivery.

(c)    Unless a timely Retraction Notice has been delivered to the Corporation, on the Exchange Date the following shall occur:

(1)    the LLC shall (A) issue and deliver to the Corporation a certificate representing the number of Exchanged Units to be exchanged, and (B) deliver to the Corporation all transfer tax stamps or funds therefor, if required pursuant to Section 4.3(g);

(2)    the Corporation shall deliver to the LLC (or such other party that the LLC may designate in accordance with Section 4.3(d)) one of the following:

(i)    in a Share Settlement for the Exchanged Units, the Corporation shall issue to the LLC or in such other name or names the LLC may direct a number of shares of Common Stock equal to the number of Exchanged Units; or

(ii)    in a Cash Settlement for the Exchanged Units, the Corporation shall pay to the LLC or such other Person as the LLC may direct, by wire transfer of immediately available funds, an amount equal to the number of Exchanged Units multiplied by the then applicable Exchange Price.

(d)    Unless a timely Retraction Notice has been delivered to the Corporation, on the Exchange Date, provided the LLC has delivered one or more certificates representing Exchanged Units in the manner provided in Section 4.3(c) and paid in cash any amount required by Section 4.3(g), the Corporation will deliver or cause to be delivered at the office of the Corporation’s transfer agent, a certificate or certificates representing the number of full shares of Common Stock issuable upon such exchange in a Share Settlement, issued in the name of the LLC or in such other name or names the LLC may direct. If the Corporation has elected a Cash Settlement in accordance with Section 4.3(b), the Corporation will deliver the Cash Settlement amount to the LLC. Such exchange shall be deemed to have been effected immediately prior to the close of business on the Exchange Date. The person or persons in whose name or names the certificate or certificates representing the shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock immediately prior to the close of business on the Exchange Date.

(e)    In the event of a reclassification or other similar transaction as a result of which the shares of Common Stock are converted into another security, then the LLC shall be entitled to receive upon exchange of Membership Units the amount of such security that such holder would have received if such exchange had occurred immediately prior to the record date of such reclassification or other similar transaction. No adjustments in respect of dividends shall be made upon the exchange of any Membership Unit; provided, however , that if a Membership Unit shall be exchanged subsequent to the record date for the payment of a dividend or other distribution on Membership Units but prior to such payment, then the registered holder of such Membership Unit at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such Membership Unit notwithstanding the exchange thereof or the default in settlement of the exchange or payment of the dividend or distribution due.

(f)    The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon exchange of Membership Units by the LLC in accordance with this Section 4.3, such number of shares of Common Stock that shall be issuable upon the exchange of all outstanding Membership Units exchangeable hereunder; provided that nothing contained herein shall preclude the Corporation from satisfying its obligations in respect of the exchange of the outstanding Membership Units by delivery of shares of Common Stock that are held in the treasury of the Corporation. If any shares of Common Stock require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be issued upon exchange, the Corporation will cause such shares to be duly registered or approved, as the case may be. All shares of Common Stock that are issued upon exchange of the Membership Units will, upon issue, be validly issued, fully paid and non-assessable and be listed upon each national securities exchange, other securities exchange or automated or electronic quotation system upon which the outstanding Common Stock is listed at the time of delivery.

(g)    The issuance of certificates representing shares of Common Stock upon exchange of Membership Units in a Share Settlement shall be made without charge to the LLC for any stamp or other similar tax in respect of such issuance; provided, however , that if any such certificate is to be issued in a name other than that of the LLC, then the person or persons requesting the issuance thereof shall pay to the LLC for remittance to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

Section 4.4    Stock Splits, Ratios, Adjusting Outstanding Shares of Common Stock or Membership Units.

(a)    The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, division or recapitalization, with respect to the shares of Common Stock or the Membership Units (in the case of the LLC, the Corporation authorizing such in its capacity as manager of the LLC), to maintain at all times a one-to-one ratio between the number of Membership Units owned by the Corporation and the number of outstanding shares of Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, shares of Common Stock issued pursuant to the Equity Incentive Plan that have not vested thereunder, treasury stock, Preferred Stock or other securities of the Corporation that are not convertible into or exercisable or exchangeable for Common Stock.

(b)    The Corporation shall not undertake or authorize (i) any subdivision (by any Membership Unit split, Membership Unit distribution, reclassification, recapitalization or similar event) or combination (by reverse Membership Unit split, reclassification, recapitalization or similar event) of the Membership Units that is not accompanied by an identical subdivision or combination of the Common Stock to maintain at all times a one-to-one ratio between the number of Membership Units owned by the Corporation and the number of outstanding shares of Common Stock; or (ii) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Common Stock that is not accompanied by an identical subdivision or combination of the Membership Units to maintain at all times a one-to-one ratio between the number of Membership Units owned by the Corporation and the number of outstanding shares of Common Stock, unless, in either case, such action is necessary to maintain at all times a one-to-one ratio between the number of Membership Units owned by the Corporation and the number of outstanding shares of Common Stock.

(c)    The Corporation shall not issue, transfer or deliver from treasury stock or repurchase shares of Common Stock unless in connection with any such issuance, transfer or repurchase the Corporation takes or authorizes all requisite action such that, after giving effect to all such issuances, transfers or repurchases, the number of outstanding shares of Common Stock will equal on a one-for-one basis the number of Membership Units owned by the Corporation. The Corporation shall not issue, transfer or deliver from treasury stock or repurchase shares of Preferred Stock unless in connection with any such issuance, transfer, delivery or repurchase the Corporation takes all requisite action such that, after giving effect to all such issuances, transfers or repurchases, the Corporation holds mirror equity interests of the LLC which (in the good faith determination by the Board) are in the aggregate substantially equivalent to the outstanding Preferred Stock.

Section 4.5    Dividends and Distributions. Subject to the preferences of Preferred Stock, if any, outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in property or shares of stock of the Corporation as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

Section 4.6    Mergers, Consolidation, Etc. The Corporation shall not consolidate, merge, combine or consummate any other transaction (in each case other than incident to an exchange or a conversion of Common Stock and/or other securities for Common Stock pursuant to the terms of this Certificate) in which shares of Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction the Membership Units or the shares of Common Stock shall be entitled to be exchanged (subject to proration upon equitable terms in the event of a merger or consolidation upon prorated terms) for or converted into the same kind and amount of stock or securities, cash and/or any other property, as the case may be, into which or for which each Membership Unit or share of Common Stock is exchanged or converted and in each case to maintain at all times a one-to-one ratio between the number of Membership Units or other stock, securities, or rights to receive cash and/or any other property owned by the Corporation and the number of outstanding shares of Common Stock or other stock, securities, or rights to receive cash and/or any other property issued by the Corporation.

Section 4.7    Preferred Stock. The Board is authorized, subject to any limitations prescribed by applicable law, to provide from time to time for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the DGCL (a “Preferred Stock Designation”), to establish the rights, powers and preferences of each such series of Preferred Stock, including the following:

(a)    the number of shares of that series, which may subsequently be increased or decreased (but not below the number of shares of that series then outstanding) by resolution of the Board, and the distinctive serial designation thereof;

(b)    the voting powers, full or limited, if any, of the shares of that series and the number of votes per share;

(c)    the rights in respect of dividends on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on shares of that series and any limitations, restrictions or conditions on the payment of dividends;

(d)    the relative amounts, and the relative rights or priority, if any, of payment in respect of shares of that series, which the holders of the shares of that series shall be entitled to receive upon any liquidation, dissolution or winding up of the Corporation;

(e)    the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption or purchase dates), if any, upon which all or any part of the shares of that series may be redeemed or purchased by the Corporation, and any limitations, restrictions or conditions on such redemption or purchase;

(f)    the terms, if any, of any purchase, retirement or sinking fund to be provided for the shares of that series;

(g)    the terms, if any, upon which the shares of that series shall be convertible into or exchangeable for shares of any other class, classes or series, or other securities, whether or not issued by the Corporation;

(h)    the restrictions, limitations and conditions, if any, upon issuance of indebtedness of the Corporation so long as any shares of that series are outstanding; and

(i)    any other preferences and relative, participating, optional or other rights and limitations not inconsistent with law, this Article IV or any resolution of the Board in accordance with this Article IV.

All shares of any one series of the Preferred Stock shall be alike in all respects. Except to the extent otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, the holders of shares of such series shall have no voting rights except as may be required by the laws of the DGCL. Further, unless otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, no consent or vote of the holders of shares of Preferred Stock or any series thereof shall be required for any amendment to this Certificate that would increase the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of Preferred Stock of such series, as the case may be, then outstanding). Except as may be provided by the Board in a Preferred Stock Designation or by applicable law, shares of any series of Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or series shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board or as part of any other series of Preferred Stock.

Section 4.8    Liquidation, Dissolution or Winding Up. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and subject to the prior payment in full of the preferential amounts to which any series of Preferred Stock is entitled, the holders of shares of Common Stock of all classes shall share equally, on a share for share basis, in the assets of the Corporation remaining for distribution to its holders of Common Stock. Neither the consolidation or merger of the Corporation with or into any other person or persons nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.8.

Section 4.9    Notice. The Corporation shall give written notice thereof to all holders of Membership Units (based on the ledger of ownership of the LLC) at least 20 days prior to (i) the date on which the Corporation sets a record date for determining rights in connection with a (x) merger, tender offer, reorganization, recapitalization, reclassification or other change in the capital structure of the Corporation or (y) any dividend or distribution (including in liquidation) and (ii) if no such record date is set, the date of such foregoing event.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1    Classification and Election of Directors.

(a)    The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors (the “Board”) which at the effective time of this Certificate shall be comprised of nine directors. The number of directors, other than those who may be elected by the holders of one or more series of Preferred Stock voting separately by class or series, shall be fixed by the Bylaws, but shall not be more than eleven. The directors of the Corporation will be elected by the plurality of the votes cast by the holders of shares of Common Stock.

(b)    Following the date hereof, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director of the Corporation shall hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Section 5.2    Approval Rights of Certain Matters. So long as any Founding Member owns five percent or more of the then issued and outstanding Membership Units, including Membership Units acquired from another Founding Member or an Affiliate of another Founding Member (which, for purposes of this Section 5.2, shall be calculated to include (a) all shares of Common Stock beneficially owned by such Founding Member as of the date of determination as a result of the redemption of any Membership Units in accordance with Article 9 of the LLC Agreement, (b) any shares of Common Stock issued in connection with any dividend or distribution on the Common Stock so received as a result of the redemption of any Membership Units, and (c) any shares of Common Stock acquired from another Founding Member provided that such other Founding Member acquired such shares of Common Stock in a transaction described in clause

(a) or (b) above, but excluding (x) any shares of Common Stock otherwise acquired by the Founding Members and (y) any Membership Units issued to the Corporation in connection with redemption of Membership Units by a Founding Member (unless the Founding Member has disposed of any of the shares of Common Stock received in connection with such redemption of Membership Units (other than to another Founding Member in a transaction described in clause (c) above), in which case a number of Membership Units issued to the Corporation in connection with such redemption equal to the number of shares of Common Stock disposed of by such Founding Member shall be included in determining such Founding Member’s ownership interest)), if either (i) a majority of the directors then in office have not approved any of the following actions, or (ii) (A) two directors then in office who were designated for election to the Board by Cinemark Media pursuant to Section 2.1 of the Director Designation Agreement (or if only one director so designated by Cinemark Media is serving on the Board and that director qualifies as an “independent director” under the applicable rules of The NASDAQ Stock Market LLC, then only such director), or (B) two directors then in office who were designated for election to the Board by Regal pursuant to Section 2.1 of the Director Designation Agreement (or if only one director so designated by Regal is serving on the Board and that director qualifies as an “independent director” under the applicable rules of The NASDAQ Stock Market LLC, then only such director), vote against any of the following actions, then, in either case, the Corporation shall be prohibited from (x) taking those of the following actions that were not approved by a majority of the directors as described in (i) above or were vetoed as described in (ii) above, or (y) in its capacity as manager of the LLC, authorizing or permitting the LLC to take those of the following actions that were not approved by a majority of the directors as described in (i) above or were vetoed as described in (ii) above, as the case may be:

(a)    the assignment, transfer, sale or pledge of all or a portion of the Membership Interests beneficially owned by the Corporation;

(b)    the acquisition, disposition, leasing or licensing of assets by the Corporation or the LLC or entering into a contract to do the foregoing, in a single transaction or in two or more transactions (related or unrelated) in any consecutive twelve-month period with an aggregate value (as determined in good faith by the Board) exceeding 20 percent of the fair market value of the business of the LLC operating as a going concern (as determined in good faith by the Board);

(c)    the merger, reorganization, recapitalization, reclassification, consolidation, dissolution, liquidation or similar transaction of the Corporation or the LLC;

(d)    the incurrence by the Corporation or the LLC of any funded indebtedness (including the refinancing of any funded indebtedness) or the repayment before due of any funded indebtedness (other than a working capital revolving line of credit) with a fixed term, in either case, in a single transaction or in two or more transactions (related or unrelated) in an aggregate amount in excess of $15.0 million per year;

(e)    (1) the issuance, grant or sale of shares of Common Stock or Rights with respect to Common Stock, except in connection with (x) the issuance of Rights to Common Stock in connection with the Equity Incentive Plan (or such other equity incentive compensation plan as may be approved by the Board in the future) or (y) any exchange of Membership Units in accordance with Section 4.3, or (2) the issuance, grant or sale of any Preferred Stock or Rights with respect to Preferred Stock;

(f)    the authorization, issuance, grant or sale of additional Membership Interests or Rights with respect to Membership Interests (except as provided in the LLC Agreement, Unit Adjustment Agreement or pursuant to the Equity Incentive Plan or such other equity incentive compensation plan as may be approved by the Board in the future);

(g)    any amendment, modification, restatement or repeal of any provision of this Certificate or the Bylaws or the LLC Agreement;

(h)    the entering into, modification or termination of any contract of the type specified in Item 601(b)(10)(i) of Regulation S-K;

(i)    except as specifically set forth in the LLC Agreement, the declaration, setting aside or payment of any redemption of or dividends on Membership Interests, payable in cash, property or otherwise;

(j)    the material amendment (as such term is described in IM-4350-5 to Rule 4350 of the Marketplace Rules of the NASDAQ Stock Market, Inc.) to the Equity Incentive Plan or the entering into or consummation of any new equity incentive compensation plan;

(k)    any change in the current business purpose of the Corporation to serve solely as the manager of the LLC or any change in the current business purpose of the LLC to provide the services as set forth in the ESAs; and

(l)    the approval of any actions relating to the LLC that could reasonably be expected to have a material adverse tax effect on the Founding Members.

Notwithstanding anything in this Section 5.2 to the contrary, a Founding Member shall permanently cease to be a Founding Member for purposes of this Certificate (i) if at any time such Founding Member owns less than five percent of the then issued and outstanding Membership Units as determined pursuant to this Section 5.2, or (ii) upon the occurrence of a direct or indirect Change of Control of such Founding Member, or any direct or indirect holder of equity in such Founding Member (other than a Change of Control (A) of such Founding Member’s ESA Party or its stockholders, or (B) in which, following the Change of Control, the Founding Member’s ESA Party or its stockholders owns 50 percent or more of the general voting power of the transferee).

Section 5.3    Modification or Amendment of ESAs. Any (i) modification or amendment of an ESA which could reasonably be expected (in the good faith determination of the Board) to result in payments to or from the LLC in excess of $50,000 or (ii) entry into or amendment of any contract or transaction which could reasonably be expected (in the good faith determination of the Board) to result in payments to or from the LLC or the Corporation in excess of $50,000 between (a) the LLC or the Corporation and (b) any Founding Member, will require the approval of a majority of the directors then in office and a majority of the Independent Directors then in office.

Section 5.4    Term of Office. A director shall hold office until his or her successor shall be qualified and elected, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director, except as may be provided for in a Preferred Stock Designation with respect to any additional director elected by the holders of the applicable series of Preferred Stock.

Section 5.5    Removal. Subject to the rights of the holders of any series of Preferred Stock and the terms of the Director Designation Agreement, upon the effective date of this Certificate, any or all of the directors of the Corporation may be removed from office at any time, whether with or without cause, and only by the affirmative vote of the holders of at least a majority of the outstanding Common Stock.

Section 5.6    Notice of Nominations. Advance notice of nominations for the election of directors, other than nominations by the Board or a committee thereof, shall be given to the Corporation in the manner provided in the Bylaws.

Section 5.7    Newly Created Directorships and Vacancies. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship resulting from an increase in the number of directors or any other vacancy with respect to the office of a director, however caused, shall be filled only by a majority of the directors then in office (even if less than a quorum) or by a sole remaining director, in each case in accordance with the Director Designation Agreement. Subject to the terms and conditions of the Director Designation Agreement, any director elected by one or more directors to fill a newly created directorship or other vacancy shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor shall have been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

ARTICLE VI

NO LIABILITY

To the fullest extent permitted by the DGCL, as now existing or hereafter amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of his or her fiduciary duty as a director.

Any amendment or repeal of this Article VI shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Corporation existing under this Article VI immediately before the amendment or repeal.

ARTICLE VII

INDEMNIFICATION

Section 7.1    Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any Person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was or has agreed to serve as a director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Person. The Corporation shall be required to indemnify or make advances to a Person in connection with a Proceeding (or part thereof) initiated by such Person only if the Proceeding (or part thereof) was authorized by the Board.

Section 7.2    Prepayment of Expenses. The Corporation shall, to the fullest extent not prohibited by law, pay the expenses (including attorneys’ fees) incurred by a Person identified in Section 7.1 in defending any Proceeding in advance of its final disposition, provided, however , that the payment of expenses incurred by a Person identified in Section 7.1 in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by such Person to repay all amounts advanced if it should be ultimately determined that such Person is not entitled to be indemnified under this Article VII or otherwise.

Section 7.3    Claims. If a claim for indemnification or payment of expenses under this Article VII is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

Section 7.4    Non-Exclusivity of Rights. The rights conferred on any Person by this Article VII shall not be exclusive of any other rights that such Person may have or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

Section 7.5    Other Indemnification. The Corporation’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

Section 7.6    Indemnification of Other Persons. This Article VII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to Persons other than those Persons identified in Section 7.1 when and as authorized by a majority of the entire Board (without regard to vacancies) or by the action of a committee of the Board or designated officers of the Corporation established by or designated in resolutions approved by a majority of the entire Board (without regard to vacancies); provided, however , that the payment of expenses incurred by such a Person in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by such Person to repay all amounts advanced if it should be ultimately determined that such Person is not entitled to be indemnified under this Article VII or otherwise.

ARTICLE VIII

ACTION BY CONSENT

Except as provided in any Preferred Stock Designation with respect to one or more series of Preferred Stock, after the Corporation first has a class of securities registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, or its equivalent, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly called annual or special meeting of the stockholders and may not be taken by consent in writing or otherwise.

ARTICLE IX

STOCKHOLDER MEETINGS

Except as otherwise required by law or provided in the Bylaws, and subject to the rights of the holders of any class or series of shares issued by the Corporation having a preference over the Common Stock as to dividends or upon liquidation to elect directors in certain circumstances, special meetings of the stockholders of the Corporation may be called only by the Board pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

ARTICLE X

ELECTIONS

Election of directors need not be by written ballot unless so provided in the Bylaws.

ARTICLE XI

BYLAWS

Subject to Section 5.2 hereof and to the provisions of the Bylaws, the Board shall have the power to adopt, alter, amend or repeal the Bylaws by vote of not less than a majority of the directors then in office. The holders of shares of Common Stock shall also have the power to adopt, alter, amend or repeal the Bylaws, but only if such action receives the affirmative vote of the holders of at least 66-2/3 percent of the outstanding Common Stock.

ARTICLE XII

AMENDMENT OF CERTIFICATE

Notwithstanding anything to the contrary in this Certificate and in addition to the vote required by the Board as set forth in Section 5.2 hereof, the affirmative vote of the holders of at least a majority of the outstanding Common Stock shall be required to amend this Certificate (in any such case including, without limitation, by merger, consolidation, binding share exchange or otherwise).

ARTICLE XIII

EXISTENCE

The term of the existence of the Corporation shall be perpetual.

ARTICLE XIV

CORPORATE OPPORTUNITIES

The Corporation renounces any interest or expectancy in, or in being offered the opportunity to participate in, business opportunities that are presented to the Corporation, the LLC or to one or more of the officers, directors or stockholders (both direct and indirect) of the Corporation and members of the LLC that relate to the provision of services to motion picture theaters, use of theaters for any purpose, sale of advertising and promotional services in and around theaters and any other business related to the motion picture theater business, except services as provided in any ESAs and except as may be offered to an officer of the Corporation in his capacity as an officer of the Corporation, even if the business opportunity is one that the Corporation might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person shall be liable to the Corporation or any stockholder of the Corporation (or any Affiliate thereof) for breach of any fiduciary or other duty by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation.

ARTICLE XV

NON-ASSESSABLE

The capital stock of the Corporation shall not be assessable. It shall be issued as fully paid, and the private property of the stockholders shall not be liable for the debts, obligations or liabilities of this Corporation. This Certificate shall not be subject to amendment in this respect.

ARTICLE XVI

SECTION 203

The Corporation hereby elects not to be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 shall not apply to the Corporation.

ARTICLE XVII

DEFINITIONS

For purposes of this Certificate the following terms shall have the meaning set forth below.

“Affiliate” means with respect to any Person, any Person that directly or indirectly, through one or more intermediaries Controls, is Controlled by or is under common Control with such Person. Notwithstanding the foregoing, (i) no Founding Member shall be deemed an Affiliate of the Corporation, (ii) the Corporation shall not be deemed an Affiliate of any Founding Member, (iii) no stockholder of Cineworld, or any of such stockholder’s Affiliates (other than Cineworld and its Subsidiaries) shall be deemed an Affiliate of any Founding Member or the Corporation, (iv) no stockholder of Dalian Wanda Group, or any of such stockholder’s Affiliates (other than Dalian Wanda Group and its Subsidiaries) shall be deemed an Affiliate of any Founding Member or the Corporation, (v) no stockholder of Cinemark, or any of such stockholder’s Affiliates (other than Cinemark and its Subsidiaries) shall be deemed an Affiliate of any Founding Member or the Corporation, (vi) no stockholder of the Corporation shall be deemed an Affiliate of the Corporation, and (vii) the Corporation shall not be deemed an Affiliate of any stockholder of the Corporation.

“AMC” means American Multi-Cinema, Inc., a Missouri corporation, including any Affiliate or Permitted Transferee thereof, so long as any Permitted Transferee continues to qualify as a Permitted Transferee.

“Board” has the meaning set forth in Section 5.1(a).

“Business Day” means a day other than a Saturday, Sunday, federal holiday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Bylaws” means the bylaws of the Corporation, as they may be amended, supplemented or otherwise modified from time to time.

“Cash Settlement” has the meaning set forth in Section 4.3(b).

“Certificate” has the meaning set forth in the introductory paragraph.

“Change of Control” with respect to any Person that is not an individual, means (i) any merger or consolidation with or into any other entity or any other similar transaction, whether in a single transaction or series of related transactions, where (A) the members or stockholders of such Person immediately prior to such transaction in the aggregate cease to own at least 50 percent of the general voting power of the entity surviving or resulting from such transaction (or its stockholders or the Ultimate Parent thereof) or (B) any Person or Group becomes the beneficial owner of more than 50 percent of the general voting power of the entity surviving or resulting from such transaction (or its stockholders or the Ultimate Parent thereof), (ii) any transaction or series of related transactions in which in excess of 50 percent of such Person’s general voting power is Transferred to any other Person or Group or (iii) the sale or Transfer by such Person of all or substantially all of its assets.

“Cinemark” means Cinemark Holdings, Inc. or its successor or any Person that wholly-owns Cinemark Holdings, Inc., directly or indirectly, in the future.

“Cinemark Media” means Cinemark Media, Inc., a Delaware corporation, including any Affiliate or Permitted Transferee thereof, so long as any Permitted Transferee continues to qualify as a Permitted Transferee.

“Cinemark USA” means Cinemark USA, Inc., a Texas corporation.

“Cineworld” means Cineworld Group plc, or its successor or any Person that wholly-owns Cineworld Group plc, directly or indirectly, in the future.

“Common Stock” has the meaning set forth in Section 4.1(a).

“Control” (including the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Corporation” has the meaning set forth in Article I.

“Dalian Wanda Group” means Dalian Wanda Group Co., Ltd. or its successor or any Person that wholly-owns Dalian Wanda Group Co., Ltd., directly or indirectly, in the future.

“DGCL” has the meaning set forth in introductory paragraph B.

“Director Designation Agreement” means the Director Designation Agreement by and among the Founding Members and the Corporation, as it may be amended, supplemented or otherwise modified from time to time.

“Equity Incentive Plan” means the National CineMedia Inc. 2007 Equity Incentive Plan, as it may be amended, supplemented, or otherwise modified from time to time.

“ESA” means any of the Exhibitor Services Agreements entered into, by and between the LLC and each ESA Party, as each may be amended, supplemented or otherwise modified from time to time.

“ESA Party” means (i) AMC in the case of AMC, (ii) Cinemark USA in the case of Cinemark Media, and (iii) Regal Cinemas in the case of Regal.

“Exchange Date” has the meaning set forth in Section 4.3(a).

“Exchange Price” means the arithmetic average of the volume weighted average prices for a share of the Common Stock on the principal United States securities exchange or automated or electronic quotation system on which the Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the three consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Exchange Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Common Stock. If the Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then a majority of the Independent Directors of the Corporation shall determine the Exchange Price in good faith.

“Exchanged Units” has the meaning set forth in Section 4.3(a).

“Founding Members” means AMC, Cinemark Media and Regal.

“Group” has the meaning set forth in Section 13(d)(3) and Rule 13d-5 of the Securities Exchange Act of 1934, as amended.

“Independent Director” means any director of the Corporation that if the Common Stock is traded on the NASDAQ Stock Market, satisfies the definition of an “independent director” set forth in the applicable rules in the Marketplace Rules of the NASDAQ Stock Market, Inc., as such rules may be amended from time to time, or, if the Common Stock is then traded on a different exchange, such term shall mean any director of the Corporation that satisfies the definition of independent director according to the rules of such exchange.

“LLC” means National CineMedia, LLC, a Delaware limited liability company, or its successor.

“LLC Agreement” means the Third Amended and Restated Limited Liability Company Operating Agreement of National CineMedia, LLC as it may be amended, supplemented, or otherwise modified from time to time.

“Member” means each member of the LLC.

“Membership Interest” means a membership interest in LLC.

“Membership Unit” means an outstanding common membership unit of the LLC.

“Permitted Transferee” means in the case of any Founding Member and any Permitted Transferee of any Founding Member (i) an Affiliate of such Founding Member or Permitted Transferee, or (ii) a non-Affiliate of such Founding Member or Permitted Transferee that is owned more than 50 percent directly or indirectly through one or more entities that are the same entities that own 50 percent or more of the general voting power of the Ultimate Parent of such Founding Member.

“Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture or other entity or organization of any nature whatsoever.

“Preferred Stock” has the meaning set forth in Section 4.1(b).

“Preferred Stock Designation” has the meaning set forth in Section 4.7.

“Proceeding” has the meaning set forth in Section 7.1.

“Redemption Notice” has the meaning set forth in Section 4.3(a).

“Regal” mean Regal CineMedia Holdings, LLC, a Delaware limited liability company, including any Affiliate or Permitted Transferee thereof, so long as any Permitted Transferee continues to qualify as a Permitted Transferee.

“Regal Cinemas” means Regal Cinemas, Inc., a Tennessee corporation.

“Retraction Notice” has the meaning set forth in Section 4.3(b).

“Rights” means, when used with respect to a specified Person, securities of such Person (which may include equity securities) that (contingently or otherwise) are exercisable, convertible or exchangeable for or into equity securities of such Person (with or without consideration) or that carry any right to subscribe for or acquire equity securities or securities exercisable, convertible or exchangeable for or into equity securities of such Person.

“Settlement Notice” has the meaning set forth in Section 4.3(b).

“Share Settlement” has the meaning set forth in Section 4.3(b).

“Subsidiary” means, with respect to any Person, (i) a corporation a majority of whose capital stock with the general voting power under ordinary circumstances to vote in the election of directors of such corporation (irrespective of whether or not, at the time, any other class or classes of securities shall have, or might have, voting power by reason of the happening of any contingency) is at the time beneficially owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation), including a joint venture, a general or limited partnership or a limited liability company, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, beneficially own at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Persons performing such functions) or act as the general partner or managing member of such other Person.

“Trading Day” means a day on which the principal United States securities exchange on which such security is listed or admitted to trading, or any automated or electronic quotation system if such security is only listed or admitted to trading on such automated or electronic quotation system, as applicable, is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” (including the term “Transferred”) means, with respect to any Person, directly or indirectly, to sell, transfer, give, exchange, bequest, assign, pledge, encumber, hypothecate or otherwise dispose of, either voluntarily or involuntarily (including (i) except as provided in clause (a) below, the direct or indirect Change of Control of any Founding Member or Permitted Transferee (or any direct or indirect holder of equity in a Founding Member or Permitted Transferee), and (ii) upon the foreclosure under any pledge or hypothecation permitted by clause (b) below that results in a change of title), any capital stock or other equity interest of such Person or other assets beneficially owned by such Person. Notwithstanding the foregoing: (a) the Change of Control of an ESA Party or its stockholders shall not be deemed to be a Transfer hereunder, and (b) a bona fide pledge of Membership Interests or Common Stock by the Corporation or any Founding Member or their Affiliates shall not be deemed to be a Transfer hereunder.

“Ultimate Parent” means (i) Dalian Wanda Group in the case of AMC, (ii) Cinemark in the case of Cinemark Media and (iii) Cineworld in the case of Regal.

“Unit Adjustment Agreement” means the Common Unit Adjustment Agreement as it may be amended, supplemented, or otherwise modified from time to time, by and among the Founding Members, Regal Cinemas, Inc., Cinemark USA, Inc., the Company and the LLC.

IN WITNESS WHEREOF, National CineMedia, Inc. has caused this Certificate to be signed and attested as of the [__]th day of [________], 2018.

By:
Name:
Title:

SCHEDULE 1

COMPANY SHARE OWNERSHIP

14,387,113 Company Shares